Exhibit 99

CONTACT:	Michael P. Dickerson	FOR IMMEDIATE RELEASE
	Vice President of Finance and	October 27, 2009
Investor Relations
(859) 572-8684
GENERAL CABLE COMMENCES EXCHANGE OFFER FOR ITS
1.00% SENIOR CONVERTIBLE NOTES DUE 2012
HIGHLAND HEIGHTS, KENTUCKY, October 27, 2009 — General Cable Corporation (NYSE: BGC) announced today that it has commenced an exchange offer for its outstanding 1.00% Senior Convertible Notes due 2012, or the 2012 notes. Upon the terms and subject to the conditions of the exchange offer, the Company is offering to exchange $925 principal amount of its new Subordinated Convertible Notes due 2029, or the 2029 notes, for each $1,000 principal amount of its outstanding 2012 notes. The Company will also pay in cash accrued and unpaid interest on 2012 notes accepted for exchange from the last interest payment date to, but excluding, the date on which the exchange of 2029 notes accepted for exchange is settled.
The 2029 notes will be convertible, at the holder’s option, into cash and, in certain circumstances, shares of the Company’s common stock pursuant to the terms of the 2029 notes. The initial conversion price will be equal to 122.5% of the average VWAP, provided that the initial conversion price will in no event be less than the minimum conversion price of $36.75. The “average VWAP” will be the arithmetic average, as determined by the Company, of the daily VWAP for each trading day during the 10 trading day period ending on and including the scheduled expiration date for the exchange offer, rounded to four decimal places. The “daily VWAP” for any trading day means the per share volume weighted average price of the Company’s common stock on that day as displayed under the heading Bloomberg VWAP on Bloomberg Page BGC.N <Equity> AQR (or its equivalent successor page if such page is not available) in respect of the period from the scheduled open of trading on the relevant trading day until the scheduled close of trading on the relevant trading day (or if such volume weighted average price is unavailable, the market price of one share of the Company’s common stock on such trading day determined, using a volume weighted average method, by a nationally recognized investment banking firm retained by the Company for this purpose). The initial conversion rate will be $1,000 divided by the initial conversion price, rounded to four decimal places. Because the initial conversion price will not be less than $36.75, the maximum initial conversion rate will not be greater than 27.2109 shares of the Company’s common stock per $1,000 principal amount of 2029 notes.
Until November 15, 2019, the 2029 notes will bear cash interest at the rate of 4.50% per year, and after November 15, 2019, the 2029 notes will bear cash interest at the rate of 2.25% per year.
The exchange offer will expire at midnight, New York City time, on November 24, 2009, unless extended or earlier terminated by the Company (the “Expiration Date”). Holders may withdraw their tendered 2012 notes at any time on or prior to the Expiration Date. If the initial conversion price of the 2012 notes is set at $36.75, the minimum conversion price, because the average VWAP otherwise would result in an initial conversion price of less than $36.75, the Company will extend the exchange offer until midnight, New York City time, on the second trading day following the previously scheduled expiration date to permit holders to tender or withdraw their 2012 notes during those days. Any changes in the price of the Company’s common stock on those additional days of the exchange offer will not, however, affect the initial conversion price or the initial conversion rate.
Completion of the exchange offer is subject to certain conditions specified in the preliminary prospectus referenced below including, among other things, the condition that the registration statement of which containing such preliminary prospectus must have been declared effective and not being subject to a stop order or any proceedings for that purpose. The exchange offer is also conditioned on at least $100.0 million aggregate principal amount of the 2012 notes being validly tendered and not validly withdrawn as of the Expiration Date.
The Company has filed a registration statement and a tender offer statement relating to the exchange offer with the SEC. The registration statement has not yet become effective and the 2029 notes may not be issued, nor may the exchange offer be consummated, prior to the time that the registration statement becomes effective.
The exchange offer is being made pursuant to a preliminary prospectus, which is contained in the registration statement, and the related letter of transmittal. The Company has retained Goldman, Sachs & Co. and J.P. Morgan Securities Inc. as the dealer managers for the exchange offer and D.F. King & Co., Inc. as exchange agent and information agent for the exchange offer. If you are interested in participating in the exchange offer, you should review all of the terms and conditions in the preliminary prospectus and related letter of transmittal. Requests for the preliminary prospectus relating to the exchange offer and the letter of transmittal should be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 488-8035 (all others). For additional information, you may contact Goldman, Sachs & Co. at (877) 686-5059 (toll-free) or (212) 902-5183 (collect) or J.P. Morgan Securities Inc. at (800) 261-5767 (toll-free) or (212) 622-2781 (collect). The preliminary prospectus contained in the registration statement and related letter of transmittal will also be available free of charge at the SEC’s website at www.sec.gov or by contacting the Company at 4 Tesseneer Drive, Highland Heights, Kentucky 41076-9753, Attention: Chief Financial Officer, or by telephone at (859) 572-8000.
This press release shall not constitute an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities, nor shall there be any exchange of the 2029 notes for 2012 notes pursuant to the exchange offer in any jurisdiction in which such exchange would be unlawful prior to registration or qualification under the laws of such jurisdiction.
Before any holder tenders 2012 notes or otherwise makes any investment decision with respect to 2012 notes or 2029 notes, the holder is urged to read the registration statement, the preliminary prospectus contained therein, the tender offer statement, and the other documents that the Company has filed with the SEC, including the documents that are incorporated by reference into the registration statement, the preliminary prospectus and the tender offer statement, for more complete information about the exchange offer and the Company.
The Company, headquartered in Highland Heights, Kentucky, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets.
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Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors are more fully discussed in the Company’s Registration Statement on Form S-4, as filed with the SEC on October 27, 2009, as well as in its periodic reports filed with the SEC.